TechPrecision Corporation:	TPCS		
Price (2/12/09):	$ 0.55	Net Income (ttm):	$ 5.9 M
52-Week Range+:	$ 3.85-$ 0.50	EPS(FY 2008)Basic/Diluted:	$ 0.32 / $0.12
Market Value++:	$ 12.2 M	EPS (ttm) Basic/Diluted:	$ 0.44 / $0.22
Basic Shares (as of 12/31/08):	13.9 M	P/E (Diluted - ttm):	2.5
Revenues (ttm):	$ 43.1 M	Fiscal Year End:	March 31



Trading commenced on November 7, 2007.
++Includes 13.9 million common shares and 8.2 million series A convertible preferred stock as of December 31, 2008.
**As of 12/31/08 TechPrecision had 8.2 million shares of common stock reserved for issuance upon conversion of series A convertible preferred stock. There were 9.3 million shares issuable upon exercise of the warrants held by Barron Partners. There were 1.0 million shares issuable upon exercise of stock options or other equity-based incentives pursuant to the Company's 2006 long-term incentive.*



http://www.techprecision.com

COMPANY DESCRIPTION - TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures large scale metal fabricated and precision machined components and equipment used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial and aerospace. The Company is one of a few end-to-end solutions providers with the ability to engineer the requisite tooling and the entire manufacturing process for each respective production program, fabricate, machine, assemble, test and deliver large scale projects with tight tolerance levels. TechPrecision is one of the few manufacturers in the U.S. with American Society of Mechanical Engineers (ASME) Certifications and Authorizations, which allow the design and construction of commercial nuclear equipment, and nuclear storage and shipping equipment. The company is located in Westminster, MA.

INVESTMENT HIGHLIGHTS


Revenue ($ Millions)
15.2
20.3
19.1
31.8
22.5
33.8
FY2005 FY2006 FY2007 FY2008 9 Mos. FY2008 9 Mos. FY2009


Gross Profit and Gross Margin ($ Millions)
1.6
2.6
3.5
8.3
5.8
11.0
FY2005 FY2006 FY2007 FY2008 9 Mos. FY2008 9 Mos. FY2009


EBITDA ($ Millions)
0.4
1.2
2.3
6.9
4.6
9.7
FY2005 FY2006 FY2007 FY2008 9 Mos. FY2008 9 Mos. FY2009

Alternative Energy Industry Supplier - TechPrecision manufactures a proprietary product for a customer in the solar industry. According to Solarbuzz, PV industry revenues will reach $39 billion by 2012 from approximately $17 billion in 2007, representing an 18% compound annual growth rate (CAGR).

Breakthrough Medical Technology - The Company is conducting initial work with a medical industry client by producing key components for next generation proton beam therapy machines to treat cancer, which could add another growth platform to the Company.

The Coming Nuclear Renaissance - TechPrecision should benefit from the approaching nuclear renaissance and growing worldwide nuclear power plant construction given their ASME Certifications and historic relationships with all the key suppliers in the industry. It could potentially realize significant orders in the near future.

New Growth Strategy - TechPrecision has moved from a company producing one-of-a-kind projects to one targeting high volume, long-term projects with more predictable cost structures. As a result, TechPrecision is growing rapidly and showing accelerating profit margins.

Strong Backlog - TechPrecision's backlog of firm orders totaled approximately $40.0 million as of December 31, 2008. It anticipates that a portion of this will be shipped during the year ended March 31, 2009 and the remainder over the next few years.

Third Quarter Results - The Company reported sales for the third quarter of fiscal 2009 (period ended December 31, 2008) decreased to $8.6 million, down 11.0% from $9.6 million in the prior year. Gross margin was 30.7% in the period, versus 26.8% last year. EBITDA for the period rose to $2.5 million from $2.4 million last year. Net income was $1.0 million ($0.07 and $0.04 per basic and diluted share, respectively) compared to $0.12 and $0.05 in the same period last year.

CORPORATE OVERVIEW

TechPrecision performs most of its services pursuant to "build to print" contracts, which means that it must manufacture products in accordance with very strict codes. Customers provide the company with design drawings, tolerances and specifications for the projects. TechPrecision works one-on-one with its customers to design the entire manufacturing process, thereby reducing research and development risk, while strengthening customer relationships and raising the barrier to entry.



TechPrecision Revenue Breakdown
for Q/E December 31, 2008
Defense, 6.4%
Medical, 23.07%
Nuclear, 0.53%
Aerospace, 1.08%
Commercial/Other, 17.72%
Alternative Energy, 51.21%

Metal fabrication is the processing of metal plates into welded products pursuant to the design drawings furnished by TechPrecision's customers. These fabrication procedures include cutting, forming, fitting, welding, heat treating, blasting and painting. Machining operations employ computer numerically controlled (CNC) machine tools that can include horizontal and vertical milling, turning and machining operations of metals and plastics to the tolerances that are stipulated on customer drawings.

The Company has a modern 125,000 square foot manufacturing facility located in North Central Massachusetts, with a 100-ton lift capacity, state-of-the-art welding equipment, and a full range of large horizontal and vertical machining capabilities. To accommodate growth, TechPrecision has near-term expansion plans both on- and off-site of its current facility. It employs 125 highly-skilled employees, with an average tenure of 20 years.

PRODUCTS

Alternative Energy - TechPrecision manufactures a proprietary product for a customer in the alternative energy industry. Rising energy demand, the increasing scarcity of traditional energy resources coupled with rising prices, and the growing adoption of government incentives for alternative energy should continue to benefit TechPrecision's long-term outlook. Additionally, increasing environmental awareness, concerns about energy independence, gradually decreasing costs of alternatives and changing consumer preferences should continue to drive the strong growth in this industry.

Medical - TechPrecision has been helping a customer to develop a new generation of proton beam therapy machines to supply critical components as well as complete program integration services associated with the project. The machine is still under development by the customer, yet the medical work continues to accelerate. These machines pinpoint radiation on tumors only, eliminating significant collateral damage of the surrounding tissue and organs. Currently, TechPrecision has a backlog of firm orders from this customer of approximately $2.7 million.

Proton beam therapy has been around since the early 1970's but the equipment associated with the current technology exceeds $100 million. Also, the infrastructure to accommodate the entire facilities has made the technology cost prohibitive to the medical community at large. Currently, there are only 5 installations in the US and 26 worldwide due to the enormous costs associated with the systems. The Company's customer has taken this technology to the next level by substantially reducing the footprint and price point of the machines.

Nuclear - One of TechPrecision's customers is currently involved in a variety of commercial nuclear reactor repair and overhaul projects. The Company manufactured several components needed to support this work. Another customer provides a complete nuclear waste storage system to commercial nuclear power plants; TechPrecision manufactures lifting equipment for this company to use in the storage system. TechPrecision has performed work for all major commercial nuclear suppliers, including Transnuclear, other divisions of Areva, NAC, Westinghouse and GE, and has built parts over the years for many nuclear power plants. Yet another possible large opportunity for the organization would be manufacturing steel canisters/casks to store and ship medical isotopes.

Concerns about rising electricity demand, clean air, and natural gas price volatility are among the factors behind the renaissance in the commercial nuclear industry. The US Department of Energy projects that

the United States will demand 40% more electricity by 2030. Concern about air pollution is leading to increasingly tight restrictions on emissions of sulfur dioxide, nitrogen oxides and mercury. The federal government is also considering regulation of emissions of carbon dioxide, the principal greenhouse gas. One potential solution is nuclear energy, which produces none of these greenhouse-gas emissions. Additionally, nuclear plants in the United States have had an excellent track record, with the nation's 104 nuclear power plants operating at high levels of safety, reliability and affordability. According to the Nuclear Energy Institute, as of August 2007, 30 countries were operating 439 nuclear reactors for electricity generation and 30 new nuclear plants were under construction in 11 countries.

Defense and Aerospace - TechPrecision produced the full-scale prototype of the first direct drive main propulsion engine that is being considered for use on the DDX destroyer for one of its industrial customers. It has also been a supplier for a major defense contractor for the manufacture of detailed housing components for their work. In addition, it is presently providing fabrication and machining services for extensive housing projects for multiple defense contractors.

National Laboratory - TechPrecision manufactured, tested and installed a target chamber mirror structure for a national laboratory customer. This equipment is used in the quest to understand nuclear fusion.

GROWTH STRATEGY

Capitalize on alternative energy industry opportunity - TechPrecision has become a highly valuable contractor in the alternative energy industry due to leveraging its expertise from over 50 years of developing mission critical products for the aerospace and defense industries to meet exacting requirements for high pressure, strength, and precision metal fabrications.

Leverage core competency in large-scale, high precision machining and metal fabrication - Following its success in the alternative energy industry, the Company intends to leverage that by diversifying into other high-growth industries including medical and nuclear.

Target higher volume, long-term production programs and complete product integration - TechPrecision will focus on projects with more predictable cost structures, and will only bid on projects which it believes would generate an adequate gross margin. This strategy has already resulted in improved profitability with gross margins rising from 13% in 2006 to 18.6% in 2007, 26.2% in 2008 and 30.7% in the third quarter of fiscal 2009. Developing more integrated products and turnkey solutions should provide a higher recurring revenue base and more predictability to revenues and profits over the long-term.

Complement internal growth with strategic, accretive acquisitions - TechPrecision may target acquisitions that could provide new equipment or service offerings to customers that would enhance its existing footprint.

MANAGEMENT TEAM

James G. Reindl (Chairman and CEO of TechPrecision Corp.) has been a Director, Chairman and CEO since February 2006. From 2002 until January 2006, Mr. Reindl was President of TechPrecision, LLC, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors. From February 1999 until February 2002, Mr. Reindl was President and CEO of Critical Components, an aerospace division of Standard Automotive which produced an average annual sales and earnings of approximately $50 million and $11.5 million in net profits, respectively. Mr. Reindl received his Bachelor of Science degree in mechanical aerospace engineering from the University of Delaware.

Stanley A. Youtt (On-site Manager of Ranor, Inc.) has been a Director since February 2006, and he has been On-site Manager of Ranor, Inc. since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

Mary Desmond (CFO of TechPrecision Corp.) has been CFO since February 2006, and she has been the CFO of Ranor, Inc. since 1998. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and her Masters of Business (MBA) from Fitchburg State College.

TPCS

SELECTED FINANCIAL DATA

TechPrecision Corporation Consolidated Statement of Operations ($ in thousands - except per share amounts)	Three Months Ended Dec 31,		Year Ended March 31,	
	2008	2007	2008	2007
Net sales	$ 8,555	$ 9,610	$ 31,805	$ 19,086
Gross profit	2,622	2,580	8,332	3,543
Income from operations	2,083	2,078	6,402	1,445
Interest expense, net	(111)	(124)	(511)	626
Finance costs	(4)	(8)	(17)	289
Income (loss) before income taxes	1,968	1,946	5,874	530
Provision for income taxes	(955)	(569)	(2,358)	(240)
Net income (loss)	1,013	1,377	3,516	290
Deemed dividend to preferred stockholders	-	-	-	(676)
Net income (loss) to holders of common stock	1,013	1377	3,516	(386)
Net income (loss) per share of common stock - basic	$ 0.07	$ 0.12	$ 0.32	$ (0.04)
Weighted average shares of common stock outstanding – basic	13,907	11,139	10,897	10,008
Net income (loss) per share of common stock - diluted	$ 0.04	$ 0.05	$ 0.12	$ (0.04)
Weighted average shares of common stock outstanding –diluted	24,418	28,623	28,381	10,008

Selected Balance Sheet Data ($ in thousands)	Dec 31, 2008	March 31, 2008	March 31, 2007
Working capital	$ 10,640	$ 6,392	$ 3,398
Total assets	22,997	16,068	8,566
Total long-term debt	4,946	5,405	6,020
Total liabilities	13,747	11,909	8,488
Stockholders' equity	9,250	4,159	77

FOR FURTHER INFORMATION

Company Contact

TechPrecision Corporation
Jim Reindl, Chairman and CEO
Tel: +1-978-874-0591
E-mail: reindlj@ranor.com
www.techprecision.com

Investor Relations Contact

CCG Investor Relations
Crocker Coulson, President
(646) 213-1915 (New York)
E-mail: crocker.coulson@ccgir.com
www.ccgir.com

Business Risks and Forward-Looking Statements

This profile contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this corporate profile are forward-looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products and services; legal and regulatory risks associated with the recent Share Exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public Company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company's operating results and financial condition; and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are advised that this information is intended for the use of investment professionals. Anyone interested in obtaining information on the Company should contact the Company or CCG, as set forth above, to receive the Company's most recent financial reports. This Profile was developed by the Company and is intended solely for informational purposes and is not to be construed as an offer to sell or the solicitation of an offer to buy the Company's securities. This Profile is based upon information available to the public, as well as other information from sources which management believes to be reliable, but is not guaranteed by the Company as being accurate nor does it purport to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.